Exhibit 10.1

[EXECUTION VERSION]

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into this 30th day of November, 2007, by and among Miami Gardens Square One, Inc., a Florida corporation (the “Company”), Stellar Management Corporation, a Florida corporation  (“Stellar”), Richard Stanton (“Stanton”) and Norman Hickmore (“Hickmore”) (Stanton and Hickmore are referred to collectively herein as the “Sellers”), and Rick’s Cabaret International, Inc., a Texas corporation (the “Purchaser” or “Rick’s”).

WHEREAS, Stanton (i) owns 999 shares of common stock, $0.01 par value of the Company, which shares represent 49.95% of all of the shares of common stock of the Company presently outstanding and (ii) owns 50 shares of common stock, $0.01 par value of Stellar, which shares represent 50% of all of the shares of common stock of Stellar presently outstanding; and

WHEREAS, Hickmore (i) owns 1001 shares of common stock, $0.01 par value of the Company, which shares represent 50.05% of the shares of common stock of the Company presently outstanding and (ii) owns 50 shares of common stock, $0.01 par value of Stellar, which shares represent 50% of all of the shares of common stock of Stellar presently outstanding; and

WHEREAS, the shares of common stock owned by Stanton and by Hickmore represent 100% of the shares of common stock of the Company and are hereinafter collectively referred to as the “Shares”; and

WHEREAS, the shares of common stock owned by Stanton and by Hickmore represent 100% of the shares of common stock of Stellar and are hereinafter collectively referred to as the “Stellar Shares”; and

WHEREAS, the Company owns and operates an adult entertainment cabaret known as “Tootsie’s Cabaret” (“Tootsie’s”) located at 150 NW 183rd Street, Miami Gardens, Florida  33169 (the “Premises”); and

WHEREAS, the acquisition of 100% of the Shares of the Company and 100% of the Stellar Shares by the Purchaser shall sometimes be referred to herein as the “Acquisition”; and

WHEREAS, the Sellers desire to sell the Shares of the Company and the Stellar Shares to Purchaser on the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to purchase the Shares of the Company and the Stellar Shares from Sellers on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

Section 1.1  Sale of the Shares and the Stellar Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Sellers hereby agree to sell, transfer, convey and deliver to Purchaser all of the Shares of common stock of the Company and all of the Stellar Shares, free and clear of all encumbrances, which represents all of the outstanding capital stock of the Company and Stellar, and shall deliver to Purchaser stock certificates representing the Shares and the Stellar Shares, duly endorsed to Purchaser.

Section 1.2  Purchase Price.  As consideration for the purchase of the Shares and the Stellar Shares, Purchaser shall pay to Sellers a total consideration of $25,000,000 (the “Purchase Price”) payable at Closing as follows:

(a)	$15,000,000 payable $7,500,000 each to Messrs. Stanton and Hickmore by cashier’s check, certified funds or wire transfer; and

(b)
$10,000,000 as evidenced by two (2) secured promissory notes, each in the amount of $5,000,000, bearing interest at the rate of fourteen percent (14%) per annum payable to Messrs. Stanton and Hickmore, respectively (the “Promissory Notes”) with principal payable in one lump sum payment on the three (3) year anniversary of the Promissory Notes and with interest payable monthly, in arrears, with the first payment being due thirty (30) days after the Closing.  The Promissory Notes will provide that they are not pre-payable during the first twelve (12) months and, thereafter, may be prepaid, in whole or in part, provided that (i) any prepayment by the Purchaser from December 1, 2008 through November 30, 2009, shall be paid at a rate of 110% of the original principal amount and (ii) any prepayment by the Purchaser after November 30, 2009, may be prepaid without penalty at a rate of 100% of the original principal amount.  The form of Secured Promissory Note is attached hereto as Exhibit 1.2(b).

Section 1.3  Payment into Escrow.  As of the date of execution of this Agreement, the Purchaser has previously deposited $125,000 into an escrow account (the “Escrow Amount”) with Robert D. Axelrod, P.C. (the “Escrow Agent”) pursuant to a written Escrow Agreement with the Sellers and the Escrow Agent (the “Escrow Agreement”).  The $125,000 is  held in escrow until the Closing as defined herein.

At Closing, the Escrow Amount will be paid by the Escrow Agent to the Sellers and shall be credited against the cash portion of the Purchase Price as set forth in Section 1.2(a) above.  If, at Closing, Purchaser has paid to the Sellers the full amount of the cash portion of the Purchase Price as set forth in Section 1.2(a) above, then the Escrow Amount shall be repaid to the Purchaser.

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ARTICLE II
CLOSING

Section 2.1  The Closing.  The closing of the transactions contemplated by this Agreement shall take place on or before November 30, 2007, provided that  the Purchasers will assume control of operations of Tootsie’s at 8:00 a.m., EST, on December 1, 2007 (the “Closing Date”), at the offices of the Sellers at 150 NW 183rd Street, Miami Gardens, Florida  33169, or at such other time and place as agreed upon among the parties hereto (the “Closing”), provided that Purchaser may extend the Closing until January 3, 2008, at its discretion.

Section 2.2  Delivery and Execution.  At the Closing: (a) the Sellers shall deliver to Purchaser certificates evidencing the Shares of the Company and the Stellar Shares, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, duly endorsed to Purchaser against delivery by Purchaser to the Sellers of payment in an amount equal to the Purchase Price of the Shares and the Stellar Shares being purchased by Purchaser in the manner set forth herein; and (b) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

Section 2.3  Related Transactions.  In addition to the purchase and sale of the Shares and the Stellar Shares, the following actions shall take place contemporaneously at the Closing (collectively, the "Related Transactions"):

(a)
Each of the Sellers will enter into a five (5) year covenant not to compete pursuant to the terms of which each of the Sellers will agree not to compete, either directly of indirectly, with Purchaser or Rick’s by operating an establishment featuring live adult entertainment featuring live female nude or semi-nude entertainment within a twenty (20) mile radius of the Premises, with the exception of the existing business known as “Alley Cat” which is operated at 2875 Shipping Avenue, Miami, Florida.  The form of Non-Competition Agreement is attached hereto as Exhibit 2.3(a).

(b)
The Company and Stellar shall have obtained the landlord’s consent to the assignment of any existing lease agreements for the Premises, which leases shall provide for a term through June 30, 2034 (including the primary term and any periods for extension pursuant to options to the lessee thereof).

(c)
The Purchaser shall execute and deliver the Promissory Notes, and the Pledge and Security Agreement securing the Promissory Notes.  The form of Pledge and Security Agreement is attached hereto as Exhibit 2.3(c).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS, THE COMPANY AND STELLAR

The Sellers, the Company and Stellar, jointly and severally, hereby represent and warrant to Purchaser as follows:

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Section 3.1.  Organization, Good Standing and Qualification.  Each of the Company and Stellar (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Florida, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Sellers, the Company and Stellar.

At Closing, the authorized capital stock of (i) the Company consists of 2,000 shares of common stock, $0.01 par value, of which 2,000 shares are validly issued and outstanding and (ii) Stellar consists of 2,000 shares of common stock, $0.01 par value, of which 100 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by the Company and Stellar.  All of the issued and outstanding shares of common stock of the Company and Stellar are owned by the Sellers and are fully paid and non-assessable.  None of the shares issued are in violation of any preemptive rights.  Neither the Company nor  Stellar has any obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company or  Stellar, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company or Stellar to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of the Company or Stellar.

Section 3.2  Subsidiaries.  Neither the Company nor Stellar has any subsidiaries.

Section 3.3  Ownership of the Shares.  The Sellers own, beneficially and of record, all of the Shares of the Company and all of the Stellar Shares free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.   The Sellers have the unrestricted right and power to transfer, convey and deliver full ownership of the Shares and the Stellar Shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Shares and the Stellar Shares to Purchaser as contemplated herein, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those imposed by applicable securities laws).

Section 3.4  Authorization.  Sellers each represent that he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by for himself and his spouse.  All action on the part of Sellers necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken and will be taken prior to Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Sellers enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

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All corporate action on the part of the Company and Stellar necessary for the authorization, execution, delivery and performance of this Agreement by the Company and Stellar has been taken or will be taken prior to the Closing.  The Company and Stellar has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Company and Stellar,  enforceable against the Company and Stellar in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 3.5  No Breaches or Defaults.  Except as set forth in Exhibit 3.5, the execution, delivery, and performance of this Agreement by the Sellers, the Company and Stellar does not:  (i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Shares of the Stellar Shares, or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Sellers or the Company or Stellar is a party or by which the Shares or the Stellar Shares may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute,  injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 3.6  Consents.  Except as set forth in Exhibit 3.6, no permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Sellers or the Company or Stellar in connection with the execution and delivery by the Sellers or the Company or Stellar of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 3.7  Pending Claims.  There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to the Sellers’ or  the Company’s or Stellar’s  knowledge, contemplated or threatened against the Sellers or the Company or Stellar before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon Sellers or the Company or Stellar or the transfer by Sellers to Purchaser of the Shares or the Stellar Shares under this Agreement, nor is there any basis known to Sellers for any such action.  No litigation is pending, or, to Sellers’ or the Company’s or Stellar’s knowledge, threatened against Sellers or the Company or Stellar, or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  Neither Sellers nor the Company nor Stellar is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect the Company, the Shares or the Stellar Shares to be transferred under this Agreement.

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Section 3.8  Taxes.  The Company and Stellar have timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and have timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  Neither the Company nor Stellar is delinquent in the payment of any tax or governmental charge of any nature.  The Sellers have no knowledge of any liability for any tax to be imposed by any taxing authorities as of the date of this Agreement and as of the Closing that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by the Sellers, the Company or Stellar with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of the Company or Stellar have been audited by any taxing authority.  The Sellers have no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or Stellar for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between the Company or Stellar and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 3.9  Financial Statements.  Sellers and the Company have delivered to Purchaser the unaudited balance sheets of the Company as of August 31, 2007, together with the related unaudited statements of income, for the periods then ended (collectively referred to as the “Financial Statements”). Such Financial Statements, including the related notes, are in accordance with the books and records of the Company and fairly represent the financial position of the Company and the results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis.  Except as, and to the extent reflected or reserved against in the Financial Statements, the Company, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements.

Section 3.10  No Material Adverse Change.  Since the date of the Financial Statements, the Company has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of the Company, (ii) acquisition or disposition of any material asset by the Company or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business, (iii) material change in the Company’s accounting principles, practices or methods or (iv) incurrence of any material indebtedness.

Section 3.11  Labor Matters. Neither the Company nor Stellar is a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Company or Stellar any labor disputes, strikes or work stoppages.  To the best of Sellers’,the Company’s and Stellar’s knowledge, the Company and Stellar are in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices.  Neither the Company nor Stellar is a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of the Company or Stellar.

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Section 3.12  Compliance with Laws.  The Company and  Stellar are, and at all times prior to the date hereof have been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of the Company or Stellar.  Neither the Sellers, the Company nor Stellar have any basis to expect, nor have they received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Company or Stellar.  Exhibit 3.12 sets forth all licenses and permits held by the Company or Stellar used in the operation of its businesses, all of which are in good standing and in effect as of the Closing Date.  These licenses and permits represent all of the licenses and permits required by the Company or Stellar for the operation of its business.

Section 3.13  Title to Properties; Encumbrances.  The Company and Stellar have good and marketable title to all of its properties and assets, real and personal, tangible and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of the Company or Stellar, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as disclosed in the Financial Statements of the Company, (ii) statutory liens not yet delinquent, and (iii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby.   At the time of Closing, the assets of the Company shall include, but shall not be limited to, the assets set forth in the Company’s 2006 corporate income tax return, along with all equipment and fixtures located on the premises at Tootsie’s as of the Closing Date.

Section 3.14  No Liabilities.  As of the Closing Date, Stellar does not and shall not have any obligation or liability (contingent or otherwise) to any third party.

Section 3.15  Contracts and Leases.  Except as previously provided to Purchaser, neither the Company nor Stellar (i) have any leases of personal property relating to the assets of the Company or Stellar, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the assets of the Company or Stellar, whether written or oral; and (iii) have given any power of attorney to any person or organization for any purpose relating to the business or assets of the Company or  Stellar.  The Company and Stellar have existing real estate lease agreements covering the real property where Tootsie’s operates its adult entertainment cabaret located at 150 NW 183rd Street, Miami Gardens, Florida  33169.  The Company and Stellar have previously provided to Purchaser each and every contract, lease or other document relating to the assets of the Company or Stellar to which it is subject or is a party or a beneficiary.  To Sellers’, the Company’s or Stellar’s knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Company and Stellar and the other respective parties thereto and are enforceable in accordance with their terms.  Sellers, the Company and Stellar have no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.  Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of the Company or Stellar or the operation of Tootsie’s after the Closing.

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Section 3.16  No Pending Transactions.  Except for the transactions contemplated by this Agreement and the Related Transaction contemplated in Section 2.3 herein, neither the Company nor Stellar is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale, merger, consolidation or recapitalization of the Company or Stellar; (ii) the sale of any of the assets of the Company or Stellar except in the ordinary course of business; (iii) the sale of any outstanding capital stock of the Company or Stellar; (iv) the acquisition by the Company or Stellar of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, managers or affiliates of the Company or Stellar; or (vii) the expenditure of more than $15,000, in the aggregate, or the performance by the Company or Stellar extending for a period more than one year from the date hereof, other than in the ordinary course of business.

Section 3.17  Material Agreements; Action.    Except for the transactions contemplated by this Agreement and the Related Transaction contemplated in Section 2.3 herein, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which Sellers, the Company or Stellar are a party or by which they are bound that involve or relate to (i) any of the respective officers, directors, stockholders or partners of the Company or Stellar or (ii) covenants of Sellers, the Company or Stellar not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or Stellar in any line of business or in any geographical area.

Section 3.18  Insurance Policies.  Copies of all insurance policies maintained by the Company or Stellar relating to the operation of Tootsie’s have been delivered or made available to Purchaser.  The policies of insurance held by the Company or Stellar are in such amounts, and insure against such losses and risks, as the Company and Stellar reasonably deems appropriate for their property and business operations.  All such insurance policies are in full force and effect, and all premiums due thereon have been paid.  Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.

Section 3.19  No Default.  Neither Sellers nor the Company nor Stellar is in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of  the Company or Stellar, and there has been no default in any material obligation to be performed by Sellers or the Company or Stellar under any other contract, lease, agreement, commitment or undertaking to which the Company or Stellar is a party or by which it or its assets or properties are bound, nor have Sellers or the Company or Stellar waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 3.20  Books and Records.  The books of account, minute books, stock record books and other records of the Company and Stellar, all of which have been made available to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices.  Upon Closing, all books and records will be in the possession of Sellers or the Company or Stellar.

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Section 3.21  Environmental.  Neither the Company nor Stellar have received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership or occupation of the Premises, and there is no basis known to the Sellers or the Company or Stellar for any such action.

Section 3.22  Banks and Brokerage Accounts.  Exhibit 3.22 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or Stellar has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or Stellar having signatory power with respect thereto.

Section 3.23  Disclosure.  No representation or warranty of the Sellers or the Company or Stellar contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser hereby represents and warrants to the Sellers, the Company and Stellar as follows:

Section 4.1  Authorization.  Purchaser is a corporation duly organized in the state of Texas and has full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby.  All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement by it has been taken and will be taken prior to Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 4.2  No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by Purchaser does not:  (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Purchaser is a party.

Section 4.3  Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

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Section 4.4  Disclosure.  No representation or warranty of Purchaser contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
CONDITIONS TO CLOSING OF SELLERS,
THE COMPANY AND STELLAR

Each obligation of Sellers, the Company and Stellar to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article V, except to the extent that such satisfaction is waived by Sellers, the Company and Stellar in writing.

Section 5.1  Representations and Warranties Correct.  The representations and warranties made by Purchaser contained in this Agreement shall be true and correct as of the Closing Date.

Section 5.2  Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 5.3  Delivery of Certificate.  Purchaser shall provide to Sellers, the Company and Stellar certificates, dated the Closing Date and signed by the President of Purchaser to the effect set forth in Section 5.1 and 5.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 5.4  Payment of Purchase Price.  Purchaser shall have tendered the Purchase Price for the Shares and the Stellar Shares as referenced in Section 1.2 to the Sellers concurrently with the Closing.

Section 5.5  Related Transactions.  The Related Transaction set forth in Section 2.3 shall be consummated concurrently with the Closing.

Section 5.6  Corporate Resolutions.  Purchaser shall provide corporate resolutions of the Board of Directors of Purchaser which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 5.7  Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Purchaser.

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ARTICLE VI
CONDITIONS TO CLOSING OF
PURCHASER

Each obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VI, except to the extent that such satisfaction is waived by Purchaser in writing.

Section 6.1  Representations and Warranties Correct.  The representations and warranties made by the Sellers, the Company and Stellar hereof shall be true and correct as of the Closing Date.

Section 6.2  Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Sellers, the Company and Stellar on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 6.3  Delivery of Certificate.  Sellers, the Company and Stellar shall provide to Purchaser certificates, dated the Closing Date and signed by the Sellers and by the President of the Company and Stellar, respectively, to the effect set forth in Section 6.1 and 6.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 6.4  Delivery of Shares and Stellar Shares.  Sellers shall have delivered certificates evidencing the Shares and the Stellar Shares of the Company and Stellar, duly endorsed to Purchaser.

Section 6.5  Corporate Resolutions.  The Company and Stellar shall provide to Purchaser a corporate resolution of the Board of Directors of the Company and Stellar which approve all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 6.6  Consents; Transfer of Licenses.  Purchaser shall possess all necessary permits and other authorizations, whether city, county, state or federal, which may be needed to conduct nude adult entertainment with the sale of alcoholic beverages on the Premises and all such permits and authorizations shall be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the continued performance of nude adult entertainment or sale of alcoholic beverages at Tootsie’s.  All necessary transfers of licenses and leases required for the continued operation of the business of the Company or Stellar shall have been obtained.  The sexually oriented business license of Tootsie’s shall be in full force and effect.  Sellers shall have the ability and authority to transfer any permits, zoning classifications or authorizations necessary to sell alcoholic beverages and conduct nude entertainment at Tootsie’s and these permits, zoning classifications or authorizations shall be transferred, conveyed and sold to Purchaser at the Closing.

Section 6.7  Related Transactions.  The Related Transaction set forth in Section 2.3 shall be consummated concurrently with the Closing.

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Section 6.8  Ability to Audit.  The financial records of the Company shall be maintained and exist in such a manner as to allow for a certified audit as determined by Rick’s.

Section 6.9  Acceptable Financing.  Rick’s shall have obtained financing acceptable to it for the Acquisition.

Section 6.10  Resignations.  The Officers and Directors of the Company and Stellar shall have provided to Purchaser their written resignations.

Section 6.11  Landlord’s consent.  The Company and Stellar shall have obtained the landlord’s consent to the assignment of the existing lease agreements for the Premises, which leases shall provide for a term, as of the Closing, through June 30, 2034 (including the primary term and any periods for extension pursuant to options to the lessee thereof).

Section 6.12  Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Company and Stellar or any of its assets.

ARTICLE VII
COVENANTS OF THE SELLERS
 AND THE COMPANY

Section 7.1  Stand Still.  To induce Purchaser to proceed with this Agreement, the Company, Stellar and Sellers agree that until the Closing Date or the termination of this Agreement, no representative of the Company, Stellar or any representative of the Sellers will offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, encumbrance, pledge, collateralization or hypothecation of any assets of the Company, Stellar or Tootsie’s.  The Company, Stellar and the Sellers hereby agree to advise the Purchaser of any contact from any third party regarding the acquisition or other investment in the Company or Stellar, or of any contact which would relate to the transactions contemplated by this Agreement.

Section 7.2  Access; Due Diligence.  Between the date of this Agreement and the Closing Date, the Company and Stellar shall (a) provide Purchaser and their authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of the Company and Stellar, and to the books and records of the Company and Stellar; (b) permit the Purchaser to make inspections thereof; and (c) cause the officers and advisors of the Company and Stellar to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and Stellar and to discuss with the Purchaser and their authorized representatives the affairs of the Company and Stellar as the Purchaser may from time to time reasonably request.

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Section 7.3  Conduct of Business.  From the date of the execution hereof until the Closing Date, the Company shall operate the Company and Tootsie’s in the ordinary course consistent with past practices, and:

(a)
The Company will not authorize, declare, pay or effect any dividends or liquidate or distribute any common stock of the Company or other equity interest or undertake any direct or indirect redemption, purchase or other acquisition of any equity interest of the Company;

(b)
The Company will not make any changes in its condition (financial or otherwise), liabilities, assets, or business or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a material adverse effect on the Company;

(c)
The Company will not increase the salary or other compensation payable or to become payable by the Company to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person except in the normal course of business, consistent with past practices of the Company;

(d)	The Company will not sell, lease, transfer or assign any of their assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(e)
The Company will not accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Company is a party;

(f)	The Company will not make any loans to any person or entity, or guarantee any loan, absent the consent of the Purchaser;

(g)	The Company will not waive or release any right or claim held by the Company, absent the consent of the Purchaser;

(h)
The Company will operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of their employees and to preserve their goodwill and relationships with suppliers, creditors, customers, and others having business relationships with them;

(i)	The Company will not issue any note, bond or other debt security or create, incur or assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations;

(j)	The Company will not delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

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(k)	The Company will not make any loan to, or enter into any other transaction with, any of their directors, officers, and employees;

(l)	The Company will not make any change in any method, practice, or principle of accounting involving the Company’s business or the assets of the Company;

(m)
The Company will not issue, sell or otherwise dispose of any of its capital stock or create, sell or dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity interests;

(n)	The Company will not reclassify, split up or otherwise change any of its common stock or capital structure;

(o)	The Company will not be a party to any merger, consolidation or other business combination; and

(p)	The Company will not agree to take any action described in this Section 7.3.

ARTICLE VIII
CLOSING ADJUSTMENTS

The Sellers, the Company, Stellar and the Purchaser agree that there shall be an adjustment made within thirty (30) days of the Closing Date to adjust for liabilities that exist of the Company and Stellar as of the Closing Date so that the Sellers shall be responsible and liable to the Purchaser for the liabilities of the Company or Stellar that exist as of the Closing Date, less any credit which Sellers would be entitled to for cash on hand, credit card receivables, pro rata portion of prepaid items and inventory on hand (at cost) as of the Closing Date.

ARTICLE IX
INDEMNIFICATION

Section 9.1  Indemnification from Sellers.  Sellers, jointly and severally, hereby agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold Purchaser, its officers, directors, employees, affiliates, agents, legal counsel, successors and assigns (collectively, the "Purchaser Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys= fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant or warranty of the Sellers, the Company or Stellar contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by Sellers,  the Company or Stellar hereunder; (b) any nonfulfillment of any agreement on the part of Sellers, the Company or Stellar under this Agreement; (c) any liability or obligation due to any third party by the Company or Stellar incurred at or prior to the Closing Date; or (d) any suit, action, proceeding, claim or investigation against Purchaser which arises from or which is based upon or pertaining to Seller’s or the Company’s or Stellar’s conduct or the operation or liabilities of the business of the Company or Stellar prior to the Closing Date.

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Section 9.2  Indemnification from Purchaser.  Purchaser agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Sellers) and hold each Seller and their affiliates, agents, legal counsel, successors and assigns (collectively, the "Sellers Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorney’s fees and costs of any suit related thereto)  suffered or incurred by any of the Sellers Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser hereunder; (b) any nonfulfillment of any agreement on the part of Purchaser under this Agreement; (c) any liability or obligation due to any third party by the Company or Stellar incurred subsequent to the Closing Date; or (d) any suit, action, proceeding, claim or investigation against Sellers which arises from or which is based upon or pertaining to Purchaser’s conduct or the operation of the business of the Company or Stellar subsequent to the Closing Date.

Section 9.3  Defense of Claims.  If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of  notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 9.4  Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys= fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

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Section 9.5  Right to Offset.  In the event that the Purchaser is entitled to indemnification in accordance with Section 9.1 and 9.3 hereof, including the payment by the Purchaser or any debts or liabilities of the Company which were incurred prior to the Closing Date, then Purchaser shall have the right to offset any such amount in excess of $10,000, in the aggregate, from any obligations that are then due and payable to the Sellers.

Section 9.6  Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending twenty-four (24) months from the Closing Date (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.1  Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 10.2  Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	If to Stanton:	150 NW 183rd Street, Suite 200
Miami Gardens, Florida 33169

(b)	If to Hickmore:	150 NW 183rd Street, Suite 200
Miami Gardens, Florida 33169

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(c)	If to the Company	Miami Gardens Square One, Inc.
	or Stellar	d/b/a Tootsie’s Cabaret
150 NW 183rd Street
Miami Gardens, Florida 33169

(d)	if to Purchaser:	Rick’s Cabaret International, Inc.
Attn: Eric Langan, President/CEO
10959 Cutten Road
Houston, Texas 77066

	with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 10.3  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 10.4  Assignment;Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 10.5  Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 10.6  Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

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Section 10.7  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 10.8  Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 10.9  Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 10.10  Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 10.11  No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of The Company) or any entity that is not a party to this Agreement.

Section 10.12   Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 10.13  Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 10.14  Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement to become effective as of the date first set forth above.

RICK’S CABARET INTERNATIONAL, INC.

/s/ Eric Langan
By: Eric Langan, President

Date: November 30, 2007

MIAMI GARDENS SQUARE ONE, INC.

/s/ Norman Hickmore
By: Norman Hickmore, President

Date: November 30, 2007

STELLAR MANAGEMENT CORPORATION

/s/ Norman Hickmore
By: Norman Hickmore, President

Date: November 30, 2007

RICHARD STANTON

/s/ Richard Stanton
Richard Stanton, Individually,
Shareholder of Miami Gardens Square One, Inc.
d/b/a Tootsie’s Cabaret, and
Shareholder of Stellar Management Corporation

NORMAN HICKMORE

/s/ Norman Hickmore
Norman Hickmore, Individually,
Shareholder of Miami Gardens Square One, Inc.
d/b/a Tootsie’s Cabaret, and
Shareholder of Stellar Management Corporation

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